Exhibit 99.1

Xencor Reports First Quarter 2022 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--May 5, 2022-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2022 and provided a review of recent business and clinical highlights.

“Our XmAb Fc domains and protein engineering expertise have enabled a broad portfolio of clinical-stage drug candidates, which we and our partners are investigating across many therapeutic areas. Internally we are focused on efficiently using our resources to advance the most promising clinical-stage programs, as well as the next wave of Xencor innovations to enter the clinic – more reduced-potency XmAb cytokines, CD28 T cell engagers and 2+1 CD3 T cell engagers,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Today we are pleased to announce we have dosed the first patient in a potentially registration-enabling study for plamotamab to evaluate the chemotherapy-free, triple combination with tafasitamab and lenalidomide for patients with an aggressive form of non-Hodgkin’s lymphoma.”

Dr. Dahiyat continued, “As we progress through the year, we remain on track to present additional clinical data from our vudalimab and plamotamab programs and initial data from our IL2-Fc autoimmune program, XmAb564, in healthy volunteers. In addition, we will present data from our XmAb104 program at the ASCO Annual Meeting. In 2022, we also expect to start Phase 1 studies for XmAb819, our ENPP3 x CD3 bispecific antibody for renal cell carcinoma engineered with our multivalent 2+1 format for greater tumor selectivity, and for XmAb808, our B7-H3 x CD28 bispecific antibody. This broad development pipeline is supported by the recent strong revenue from our marketed partnered programs and our robust financial position.”

Recent Portfolio Highlights

●Plamotamab (CD20 x CD3): Xencor has dosed the first patient in a potentially registration-enabling Phase 2 study, evaluating plamotamab in combination with tafasitamab plus lenalidomide, in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). The study consists of two parts, a safety run-in intended to establish the safety of the triple combination (Part 1) and a two-arm, open-label cohort where patients will be randomized to receive either the triple combination or tafasitamab plus lenalidomide (Part 2). Xencor is conducting the clinical study in collaboration with MorphoSys AG and Incyte Corporation. Tafasitamab is co-marketed by Incyte and MorphoSys under the brand name Monjuvi® in the United States and is marketed by Incyte under the brand name Minjuvi® in the European Union. Incyte has exclusive commercialization rights to tafasitamab outside the U.S.

Expansion cohorts in the Phase 1 study of plamotamab are actively recruiting patients with DLBCL and follicular lymphoma (FL) and are dosing using the recommended Phase 2 regimen to further evaluate the safety and efficacy of plamotamab as a monotherapy. Subcutaneous administration of plamotamab will be introduced this year, and the Company plans to present data from the expansion cohorts in the second half of 2022.

●Vudalimab (PD-1 x CTLA-4): Xencor is supporting two newly initiated investigator-sponsored studies of vudalimab, in patients with advanced biliary tract cancers and in patients with advanced rare cancers.

The Company is currently enrolling a Phase 2 study in patients with metastatic castration-resistant prostate cancer (mCRPC), in which vudalimab is being evaluated as a monotherapy or in combination with chemotherapy or a PARP inhibitor depending on the tumor’s molecular subtype. The Company plans to present initial data from the study in the second half of 2022 and is currently initiating a Phase 2 study evaluating vudalimab monotherapy in patients with advanced pelvic tumors, including clinically defined high-risk mCRPC and certain gynecologic malignancies.

●XmAb306 (IL15/IL15Rα-Fc): Xencor’s co-development partner Genentech, a member of the Roche Group, has initiated a Phase 1 study to evaluate the combination of XmAb306 (RO7310729) and daratumumab, an anti-CD38 monoclonal antibody, in patients with relapsed/refractory multiple myeloma.

XmAb306 is a potency-reduced IL15/IL15Rα-Fc fusion protein targeting NK and T cells for the treatment of patients with cancer. In an ongoing Phase 1 dose-escalation study of XmAb306 in patients with advanced solid tumors, XmAb306 has promoted high levels of sustained NK cell expansion and evidence of peripheral effector T cell proliferation. Additional studies of XmAb306 in combination with other therapeutic agents are also being planned.

●XmAb104 (PD-1 x ICOS): An abstract with initial dose-escalation data from the Phase 1 study of XmAb104 in patients with advanced solid tumors was accepted for a poster presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2022.

●Preclinical Data Presentations: New data from two preclinical-stage XmAb cytokine programs, an IL18-Fc (XmAb143) and a LAG-3 targeted IL15/IL15Rα-Fc, were presented at the American Association for Cancer Research (AACR) Annual Meeting in April 2022.

●Tidutamab (SSTR2 x CD3) and XmAb841 (CTLA-4 x LAG-3): The Company will stop internal development of the tidutamab and XmAb841 programs. Neither program demonstrated a competitive clinical profile in recent trials, and the Company has decided to focus resources on new clinical programs. The Company will continue to support patients currently enrolled and being treated.

Progress Across Partnered Programs

●Vir Biotechnology, Inc.: In the first quarter of 2022, Xencor recognized $70.3 million in royalty revenue under the Company’s agreement with Vir. Sotrovimab, an antibody that targets the SARS-CoV-2 virus and incorporates Xencor’s Xtend™ Fc domain for longer duration of action, has been made available by Vir and its partner Glaxo Wellcome UK Limited and GlaxoSmithKline Biologicals S.A. Due to the rapid emergence of the sotrovimab-resistant Omicron BA.2 subvariant in the first quarter, sotrovimab’s authorization was ended in all U.S. regions.

●Alexion Pharmaceuticals, Inc.: In April 2022, Ultomiris® (ravulizumab-cwvz), which incorporates an Xtend Fc domain, was approved by the U.S. Food and Drug Administration for the treatment of adult patients with generalized myasthenia gravis (gMG) who are anti-acetylcholine receptor (AChR) antibody positive. In the first quarter of 2022, Xencor earned $6.1 million from Alexion on net sales of Ultomiris.

●Astellas Pharma, Inc.: Astellas has advanced ASP2138, a CLDN18.2 x CD3 XmAb bispecific antibody, into Phase 1 clinical development for the treatment of patients with gastric, gastroesophageal, and pancreatic cancers. Under the Astellas agreement, Xencor applied XmAb bispecific Fc technology to an antigen pair provided by Astellas.

Ultomiris is a registered trademark of Alexion Pharmaceuticals, Inc. Monjuvi and Minjuvi are registered trademark of MorphoSys AG.

Financial Results for the First Quarter Ended March 31, 2022

Cash, cash equivalents, receivables and marketable debt securities totaled $683.6 million as of March 31, 2022, compared to $664.1 million on December 31, 2021. During the first quarter of 2022, the Company received milestone payments and royalties from partners of $83.7 million, which offset spending on operations and resulted in a higher cash balance relative to the 2021 year-end amount.

Revenues for the first quarter ended March 31, 2022 were $85.5 million, compared to $34.0 million for the same period in 2021. Total revenues earned in the first quarter of 2022 included revenues earned from Xencor’s Janssen collaboration, milestone revenue from Astellas, and royalties from the Alexion, MorphoSys and Vir agreements, compared to revenue earned from the Janssen collaboration and royalties and milestones from the Alexion and MorphoSys agreements in the first quarter of 2021.

Research and development expenses for the first quarter ended March 31, 2022 were $47.8 million, compared to $41.4 million for the same period in 2021. Increased research and development spending for first quarter of 2022 compared to 2021 reflects increased spending on the Company’s new development programs including XmAb808 (B7-H3 x CD28) and XmAb662 (IL-12).

General and administrative expenses for the first quarter ended March 31, 2022 were $11.3 million, compared to $8.2 million in the same period in 2021. Increased general and administrative spending for the first quarter of 2022 compared to 2021 reflects increased staffing and additional lease expenses.

Non-cash, stock-based compensation expense for the first quarter ended March 31, 2022 was $10.8 million, compared to $8.3 million for the same period in 2021.

Net income for the first quarter ended March 31, 2022 was $23.6 million, or $0.39 on a fully diluted per share basis, compared to a net loss of $2.5 million, or $(0.04) on a fully diluted per share basis, for the same period in 2021. Net income reported for the first quarter of 2022 compared to net loss for the same period in 2021 is primarily due to increased royalties from partners in 2022.

The total shares outstanding were 59,529,192 as of March 31, 2022, compared to 58,221,953 as of March 31, 2021.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through the end of 2025. While future royalty revenues are uncertain, based on recent guidance from GSK, Xencor expects the amount of royalty revenue that it receives from sales of sotrovimab to substantially decline in future reporting periods. The Company expects to end 2022 with between $500 million and $550 million in cash, cash equivalents, receivables and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the first quarter 2022 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 2583486. A live webcast of the conference call will be available online from the Investors section of the Company's website at www.xencor.com. The webcast will be archived on the company's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein's structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned presentations of clinical data, planned additional clinical trials, the quotations from Xencor's president and chief executive officer, our projected financial resources and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2021 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	March 31,	December 31,
	2022	2021

Assets
Current assets
Cash and cash equivalents	$78,267	$143,480
Marketable debt securities	278,058	153,767
Marketable equity securities	33,430	36,860
Accounts receivable	88,204	66,384
Contract asset	5,000	—
Prepaid expenses	23,011	23,877
Total current assets	505,970	424,368

Property and equipment, net	28,411	28,240
Intangible assets, net	16,712	16,493
Marketable debt securities - long term	239,035	300,465
Marketable equity securities - long term	31,262	31,262
Notes receivable - long term	5,000	5,000
Right of use asset	30,919	31,730
Other assets	613	653
Total assets	$857,922	$838,211

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$24,517	$33,444
Deferred revenue	35,488	37,294
Lease liabilities	936	—
Total current liabilities	60,941	70,738

Lease liabilities, net of current portion	33,958	33,969
Total liabilities	94,899	104,707

Stockholders’ equity	763,023	733,504

Total liabilities and stockholders’ equity	$857,922	$838,211

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended March 31,
	2022	2021

Revenues	$85,495	$33,965

Operating expenses:
Research and development	47,756	41,411
General and administrative	11,273	8,226
Total operating expenses	59,029	49,637

Income (loss) from operations	26,466	(15,672)

Other income (expense), net	(2,872)	13,185

Net income (loss)	23,594	(2,487)

Other comprehensive income (loss)
Net unrealized loss on marketable securities	(5,611)	23
Comprehensive income (loss)	$17,983	$(2,464)

Net income (loss) per share:
Basic net income (loss) per share	$0.40	$(0.04)
Diluted net income (loss) per share	$0.39	$(0.04)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	59,407,829	57,997,313
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	61,078,494	57,997,313